Exhibit 10.32

July ___, 2008

To the holders (the “Holders”) of the 6% Secured Convertible Note due September 27, 2010 and/or 6% Secured Convertible Note due December 20, 2010 (collectively, the “Notes”), and Class A Warrants (the “Class A Warrants”) to acquire Shares of Common Stock, Par Value $0.001 per share (the “Common Stock”) of Tasker Products Corp., a Delaware corporation (the “Company”), pursuant to Subscription Agreements between the Holders and the Company (the “Subscription Agreements”), and Warrants (the “Additional Consideration Warrants”, and, together with the Class A Warrants, the “Warrants”) to acquire Shares of Common Stock pursuant to the Consent, dated March 24, 2008 (the “Consent”), by the Holders in favor of the Company

Reference is made to the following:

i.	the Notes;

ii.	the Warrants; and

iii.	the Consent.

All capitalized terms used, but not otherwise defined, herein shall have the respective definitions assigned thereto in the Notes.

The Company intends to seek senior secured financing (the “2008 Financing” or “2008 Offering”) by means of transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Company anticipates that it shall be required to provide that the secured notes (the “2008 Notes”) to be issued therein be convertible into shares of Common Stock and to issue warrants (the “2008 Warrants”) to acquire shares of Common Stock. The Company will grant an original issue discount of 20% and additional 100% Warrant coverage (exercisable on a cashless basis) to the participants who purchase up to the initial $2,500,000 of secured Notes in the 2008 Financing. Further, the Company may seek to enter into a non-dilutive receivables-based financing (the “Receivables Financing”). In connection therewith, the Company hereby requests that, with respect to the 2008 Financing and the Receivables Financing, the Holders:

(i)
agree that Item 1 of Schedule 9(p) of the Subscription Agreements, as amended by the Consent, which states: “Promissory note financing in the aggregate principal amount of $5.0 million pursuant to which Axiom Capital shall serve as placement agent, which financing may consist of promissory notes convertible into shares of the Company’s Common Stock. Said financing is a lien senior to the liens disclosed on this Schedule 9(p), and senior to the qualified financing and related transactions, to which these disclosure schedules relate.”, is hereby amended, deleted and replaced with the following:

“Promissory note financing in the aggregate principal amount of up to $8.0 million pursuant to which Axiom Capital shall serve as placement agent (the “Axiom Financing”), which financing may consist of preferred stock and/or promissory notes convertible into shares of the Company’s Common Stock and warrants exercisable for shares of Common Stock, provided, however, that to the extent that the aggregate principal amount of, and accrued and unpaid interest on, the Axiom Financing shall be in an amount of less than $6.0 million, a receivables-based revolving financing (the “Revolving Financing”) in an amount equal to the excess of $6.0 million over the principal amount of the Axiom Financing, provided that such receivables-based financing shall not result in any dilution to the holders of the Company’s Common Stock, and provided, further that the sum of the outstanding principal amount of the Axiom Financing and the outstanding principal amount of the Revolving Financing shall not exceed $8.0 million. Said financings are liens senior to the liens disclosed on this Schedule 9(p), and senior to the qualified financing and related transactions, to which these disclosure schedules relate.”

(ii)
waive adjustments pursuant to Section 2.1(c)(D) of the Notes which provides for adjustments to the Conversion Price of the Notes which would result from the consummation of the 2008 Financing and accept an adjustment to the Conversion Price (A) in the event that the conversion price of the 2008 Notes is greater than or equal to $0.040 per share, that the Conversion Price shall be reduced to $0.044 per share, and (B) in the event that the conversion price of the 2008 Notes is less than $0.040 per share, that the Conversion Price shall be reduced to the price that equals the product of the conversion price of the 2008 Notes multiplied by 1.1.

(iii)	amend the Notes to extend the maturity date thereof by six months;

(iv)
waive adjustments pursuant to Section 3.4 of the Warrants which provides for adjustments to the Purchase Price of the Warrants and adjustments to the number of shares of Common Stock issuable upon the exercise thereof which would result from the consummation of the 2008 Financing and accept (A) an adjustment to the Purchase Price (i) in the event that the exercise price of the 2008 Warrants equals or exceeds $0.07 per share, the Purchase Price shall remain at, or be reduced to, $0.07 per share, and (ii) in the event that the exercise price of the 2008 Warrants is, or should become, less than $0.07 per share, that the Purchase Price shall be reduced by an amount equal to the product of the then exercise price of the 2008 Warrants multiplied by 1.2, and (B) a waiver of the adjustment of the number of shares issuable upon exercise of the Warrant as a result of the 2008 Financing;

(v)
agree that the adjustments to the Conversion Price and Purchase Price, as well as the exercise price set forth in the warrants issued as Additional Consideration (as defined in the Consent) pursuant to the immediately preceding clauses (i) and (ii) shall not result in further adjustment to the Conversion Price or the Purchase Price, except as described above;

(vi)
waive Section 9(q) of the Subscription Agreement to permit the Company to grant to the investors rights to immediate registration under the Securities Act with respect to the resale of shares of Common Stock issuable upon conversion of the 2008 Notes or upon exercise of the 2008 Warrants;

(vii)
waive Section 11.1(ii) of the Subscription Agreement as a result of which the shares of Common Stock issuable upon exercise of the Notes and the Warrants shall not be included in the registration statements filed pursuant to rights granted to investors in connection with the 2008 Financing;

(viii)
pursuant to Section 3(b) and (c) of each of the Collateral Agent Agreements dated as of September 28, 2007 and December 20, 2007, respectively, among the Company, Axiom Capital Management, Inc., as Collateral Agent and the other parties thereto, authorize Axiom Capital Management, Inc., as Collateral Agent, to subordinate any Collateral (as defined in the Collateral Agent Agreement) to the proposed security interest with respect to the 2008 Offering and the Receivables Financing and to enter into any agreement or take any action on behalf of the undersigned to effectuate the foregoing and the 2008 Offering and the Receivables Financing;

(ix)
waive Sections 12(a) and (b) of the Subscription Agreements pursuant to which the Holders have rights to participate in the 2008 Offering and containing “favored nations” provisions only with respect to the 2008 Offering and Receivables Financing;

(x)
amend Section 11(f) of the Notes to add thereto sentences that reads in their entirety as follows: “Each Holder may consent to the amendment to its, his, or her Notes, without effecting any Notes held by third parties. All Notes may be amended by the consent of the Holders of at least 95% of the aggregate principal amount of Notes then outstanding.”;

(xi)
amend the Warrants to provide that the Warrants may be amended by the consent of the holders of Warrants exercisable for at least 95% of the aggregate securities issuable upon the exercise thereof; and

(xii)
amend the consent heretofore granted exempting the grant of options and/or warrants exercisable for up to 4,500,000 shares of Common Stock to employees and/or consultants of the Company (including any adjustment to Conversion Price or Purchase Price resulting upon exercise of said options and warrants) to provide that such options and warrants may be subject to exercise price anti-dilution protection, but at exercise prices not lower than the conversion price of Notes in effect at the time such options or warrants are granted and further provided that such options and warrants shall not under any circumstances be exercisable for Common Stock in excess of 10% of the shares of Common Stock of the Company outstanding immediately following the Axiom Financing (not including any shares of Common Stock issued between the effective date of this Waiver and immediately prior to the closing of the Axiom Financing).

Notwithstanding anything herein to the contrary, the foregoing shall become effective upon the receipt by the Company of fully completed forms of Consent and Agreement attached hereto from holders of not less than 80% of the Notes approving the matters referenced in Section (i) through (xii) above. In any event, provided the Company receives your fully completed form of Consent and Agreement approving the matters referenced in Section (i) through (xii) above, the adjustments to the Conversion Price of the Notes and the Purchase Price of the Warrants shall become effective on the earlier of (i) July 30, 2008 and (ii) the initial closing the 2008 Financing.

The foregoing agreements and waivers relate solely to the 2008 Financing and the Receivables Financing and shall have no effect on any subsequent financing by the Company.

The Company undertakes to file a Form 8-K describing the terms of this Waiver Agreement not later than as required under the rules of the Securities and Exchange Commission after the effectiveness of this Waiver Agreement.

In exchange for the foregoing, the Company agrees promptly to change its transfer agent to Continental Sock Transfer & Trust Company and, to enter into an agreement with Conversion Agents LLC relating to the Notes and the Warrants.

In the event that you fail to inform the Company of your consent and agreement as directed above, you will be deemed not to have consented or agreed to the foregoing matters.

The Company attaches to this notice a form of consent and agreement, which the Company asks that each Holder complete and return in the pre-addressed, postage prepaid envelope included herewith. The Company respectfully requests that each Holder communicate his, her, or its decision in this regard to ______________, Chief Executive Officer of the Company, on or prior to __________________, 2008.

TASKER PRODUCTS CORP.

By:
Name:
Title: Chief Executive Officer

CONSENT AND AGREEMENT

To: Board of Directors of Tasker Products Corp. (the “Company”)

Reference is made to the letter dated July ___, 2008 (the “Letter”) from the Company to the holders (the “Holders”) of the Secured Convertible Notes due September 27, 2010 and Secured Convertible Notes due December 20, 2010 (the “Notes”) and Class A Warrants (the “Warrants”) to acquire Shares of common stock, par value $0.001 per share (the “Common Stock”) of Tasker Products Corp., a Delaware corporation (the “Company”) pursuant to Subscription Agreements between the Holders and the Company (the “Subscription Agreements”).

All capitalized terms used, but not otherwise defined, herein shall have the respective definitions assigned thereto in the Letter.

The undersigned is the record and beneficial holder (the “Holder”) of the principal amount of Notes set forth below and makes the following election pursuant to the Letter (please check one box):

☐	The undersigned CONSENTS AND AGREES TO the matters referenced (i) through (xii) in the Letter.

☐	The undersigned DOES NOT CONSENT AND AGREE to the matters referenced (i) through (xii) in the Letter.

In each case, the Company refers the Holder to his, her, or its conversion rights set forth in the Note and the Warrant.

In the event that the undersigned fails to inform the Company of his, her, or its election as directed above by _____________________, the undersigned will be deemed not to have consented or agreed to any of the foregoing and the undersigned will be asked to refer to the terms and conditions of the Note for a description of rights and remedies.

(Please sign below to indicate the election made above)

Name:

Address:

Principal Amount of Notes: